UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 7)*

                                TELOS CORPORATION
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                                (Name of Issuer)

          12% CUMULATIVE EXCHANGEABLE REDEEMABLE PREFERRED STOCK
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                         (Title of Class of Securities)

                                   87969B 20 0
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                                 (CUSIP Number)

                                Timothy G. Ewing
                                Ewing & Partners
                                2200 Ross Avenue
                                 Suite 4660 West
                               Dallas, Texas 75201
                                 (214) 999-1900
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              (Name, Address, Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                 April 22, 1998
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             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 5 Pages


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CUSIP No. 87969B 20 0                                          Page 2 of 5 Pages
---------------------------------           -----------------------------------

================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Ewing & Partners

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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /

                                                                     (b) / /
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3.  SEC USE ONLY
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4.  SOURCE OF FUNDS
    WC
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5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
    Not applicable
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6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Texas
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7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER
    714,317
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8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    0
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9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER
    714,317
--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    0
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11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    714,317
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12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                      / /
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13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    19.87%
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14. TYPE OF REPORTING PERSON
    PN
================================================================================


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---------------------------------           ------------------------------------
CUSIP No. 87969B 20 0                                          Page 3 of 5 Pages
---------------------------------           ------------------------------------

================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Value Partners, Ltd.

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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /

                                                                     (b) / /
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3.  SEC USE ONLY
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4.  SOURCE OF FUNDS
    WC
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
    Not applicable
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Texas
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER
    714,317
--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    0
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER
    714,317
--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    0
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    714,317
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                      / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    19.87%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
    PN
================================================================================

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CUSIP No. 87969B 20 0                                          Page 4 of 5 Pages
---------------------------------           ------------------------------------

                         AMENDMENT NO. 7 to SCHEDULE 13D

         This statement amends ("Amendment No. 7") the Schedule 13D (the "Schedule"), and Amendment No. 1 to the Schedule ("Amendment No. 1"), Amendment No. 2 to the Schedule ("Amendment No. 2"), Amendment No. 3 to the Schedule ("Amendment No. 3"), Amendment No. 4 to the Schedule ("Amendment No. 4"), Amendment No. 5 to the Schedule ("Amendment 5") and Amendment No. 6 to the Schedule ("Amendment No. 6") filed by Value Partners, Ltd. ("VP") and Ewing & Partners ("E&P") with the Securities and Exchange Commission on November 13, 1995, February 15, 1996, May 13, 1996, November 6, 1996, December 24, 1996,
April 2, 1997 and April 27, 1998, respectively, with respect to the 12% Cumulative Exchangeable Redeemable Preferred Stock, $.01 par value per share ("Exchangeable Preferred Stock"), of Telos Corporation, a Maryland corporation (the "Issuer"). (The Schedule and Amendment Nos. 1, 2, 3, 4, 5, 6, and this Amendment No. 7, are collectively referred to herein as the "Schedule" where the context so permits.) All defined terms refer to terms defined herein, in the Schedule and in Amendment Nos. 1, 2, 3, 4, 5, and 6. Notwithstanding this Amendment No. 7, the Schedule and Amendment Nos. 1, 2, 3, 4, 5, and 6 speak as of their respective dates. The Schedule and Amendment Nos. 1, 2, 3, 4, 5, and 6 are amended only to the extent set forth below.

         The purpose of filing this Amendment No. 7 is to correct the "Date of Event Which Requires Filing of this Statement" on the cover page of Amendment No. 6 so that it reads "April 22, 1998" and not April 22, 1997 and to correct the date on the signature page for Ewing & Partners so that it reads "April 27, 1998" and not April 27, 1997. No other changes are being made hereby to the Schedule.








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CUSIP No. 87969B 20 0                                          Page 5 of 5 Pages
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                                   SIGNATURES




         After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Amendment No. 7 to the Schedule 13D is true, complete and correct.


Value Partners, Ltd.



By:      Ewing & Partners,
         its General Partner


         /s/ Timothy G. Ewing
         -------------------------
         Timothy G. Ewing, Partner


Date:  April 28, 1998




Ewing & Partners


By:
         /s/ Timothy G. Ewing
         -------------------------
         Timothy G. Ewing, Partner

Date:  April 28, 1998